FORM N-8A

                      Generation Hedge Strategies Fund LLC

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   ------------------------------------------

                   Name: Generation Hedge Strategies Fund LLC

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):


                          400 Andrews Street, Suite 720
                            Rochester, New York 14604



              Telephone Number (including area code): 585-232-8560


                Name and address of agent for service of process:


                            Scott D. Nasca, President
                        Generation Capital Management LLC
                          400 Andrews Street, Suite 720
                            Rochester, New York 14604



                            Please send copies of all
                               communications to:


                              Thomas F. Konop, Esq.
                              Sadis & Goldberg LLC
                         463 Seventh Avenue, 16th Floor
                            New York, New York 10018


                             Check appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [X] NO [ ]


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                                   SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York as of the 31st day of March 2004.



                      GENERATION HEDGE STRATEGIES FUND LLC





                            By: /s/ Scott D. Nasca *

                  --------------------------------------------
                              Name: Scott D. Nasca
                                Title: President



                             *By:/s/Thomas F. Konop

                              ---------------------

                                Thomas F. Konop,
                               as attorney-in-fact


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* Pursuant to power of attorney dated March 15, 2004 and provided as exhibit (s)
in item 24 (2) to the above-mentioned Registration Statement filed concurrently under the Investment Company Act of 1940 Act on Form N-2.